UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Rockwell Medical, Inc.
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ROCKWELL MEDICAL, INC.
NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 17, 2021
To the Stockholders of Rockwell Medical, Inc.:
Notice is hereby given that the 2021 Annual Meeting of Stockholders (the "Annual Meeting") of Rockwell Medical, Inc. (the "Company") will be held as a virtual stockholder meeting at 10:00 a.m. Eastern Time, on June 17, 2021 to consider and take action upon the following matters:
(1)To elect the two Class III directors named in the proxy statement, each to serve for a three‑year term expiring at the 2024 annual meeting of stockholders and until his successor has been duly elected and qualified;

(2)To approve, on an advisory basis, the compensation of the Company’s named executive officers;

(3)To ratify the selection of Marcum LLP as the Company’s independent registered public accounting firm for 2021; and

(4)To transact any other business which may properly come before the Annual Meeting or any adjournment thereof.
Only stockholders of record at the close of business on April 21, 2021 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting. You may attend the Annual Meeting, vote and submit a question during the meeting by visiting www.virtualshareholdermeeting.com/RMTI2021.
All stockholders as of the record date are cordially invited to attend the Annual Meeting. WHETHER OR NOT YOU INTEND TO BE PRESENT, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE STAMPED AND ADDRESSED ENVELOPE ENCLOSED FOR YOUR CONVENIENCE. Stockholders can help the Company avoid unnecessary expense and delay by promptly returning the enclosed proxy card. The business of the Annual Meeting to be acted upon by the stockholders cannot be transacted unless a majority of the outstanding shares of common stock of the Company is represented at the Annual Meeting.

By Order of the Board of Directors,

David J. Kull Secretary
Wixom, Michigan
April 30, 2021

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 17, 2021
This notice of meeting, the proxy statement, the proxy card and the Company's 2020 Annual Report to Stockholders, which includes the Annual Report on Form 10-K, are available on the internet at http://ir.rockwellmed.com/shareholder-services/annual-meeting. Stockholders may request a copy of the notice of meeting, the proxy statement, proxy card and 2020 Annual Report to Stockholders by sending an e-mail to invest@rockwellmed.com, calling (800) 449-3353 or by internet at http://www.rockwellmed.com.

ROCKWELL MEDICAL, INC.
30142 Wixom Road, Wixom, Michigan 48393

PROXY STATEMENT

2021 ANNUAL MEETING OF STOCKHOLDERS
June 17, 2021
INTRODUCTION
This proxy statement (the "Proxy Statement") is being furnished to stockholders by the Board of Directors (the "Board") of Rockwell Medical, Inc. (the "Company") in connection with the solicitation of proxies by the Board for use at the 2021 annual meeting of stockholders of the Company to be held on June 17, 2021 at 10:00 a.m. Eastern Time, and all adjournments or postponements thereof (the "Annual Meeting") for the purposes set forth in the attached Notice of 2021 Annual Meeting of Stockholders. The Annual Meeting will be held as a virtual (online) meeting. You may attend the Annual Meeting, vote and submit a question during the meeting by visiting www.virtualshareholdermeeting.com/RMTI2021.
A proxy, in the enclosed form, which is properly executed, duly returned to the Company and not revoked, will be voted in accordance with the instructions contained therein. The shares represented by executed but unmarked proxies will be voted as follows:
(1)FOR the election of the two Class III directors nominated by our board of directors, each to serve for a three‑year term expiring at the 2024 annual meeting of stockholders and until his successor has been duly elected and qualified (“Proposal 1”);

(2)FOR the approval, on an advisory basis, the compensation of the Company’s named executive officers (“Proposal 2”); and

(3)FOR ratification of the selection of Marcum LLP as the Company’s independent registered public accounting firm for 2021 (“Proposal 3”).
With respect to such other business which may properly come before the Annual Meeting or any adjournment thereof, votes will be cast in the discretion of the appointed proxies.
These proxy materials are first being sent or made available to stockholders on or about April 30, 2021. References in this Proxy Statement to the “Company,” “we,” “our” and “us” are references to Rockwell Medical, Inc.
It is important that your shares are represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please sign and date the enclosed proxy card and return it to us. If you own your shares through a broker, bank or other nominee, please return your voting instruction form to your broker, bank or nominee, or use the electronic voting means described below to vote your shares.
TABLE OF CONTENTS

QUESTIONS AND ANSWERS
Why am I receiving these proxy materials?
You are receiving these proxy materials, including this Proxy Statement, the Notice of the 2021 Annual Meeting of Stockholders, the 2020 Annual Report and the proxy card or voting instruction form, in connection with the solicitation of proxies by the Board for use at the Annual Meeting to be held on June 17, 2021 at 10:00 a.m. Eastern Time, and all adjournments or postponements thereof. The Annual Meeting will be held as a virtual (online) meeting. You may attend the Annual Meeting, vote and submit a question during the meeting by visiting www.virtualshareholdermeeting.com/RMTI2021.
Who is entitled to vote at the Annual Meeting?
Only stockholders of record of our common stock, par value $0.0001 per share, which we refer to as our common stock, at the close of business on April 21, 2021, the record date for the Annual Meeting, will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. As of the close of business on the record date, we had 93,585,780 shares of common stock outstanding, the only class of stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter submitted for a vote at the Annual Meeting. The presence, in person or by proxy, of the holders of record of a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting or any adjournment or postponement thereof. Abstentions and broker non-votes will be counted toward the quorum requirement.
Valid proxies in the enclosed form which are timely returned and executed and dated in accordance with the instructions on the proxy will be voted as specified in the proxy. If no specification is made, the proxies will be voted FOR each of the director nominees listed in Proposal 1 and FOR Proposals 2 and 3.
How do I vote if I hold my shares in “street name”?
If your shares are held in a stock brokerage account or by a bank or other nominee, then you are not legally a stockholder of record but, rather, are considered to own your shares in “street name” and you will need to direct your broker, bank or nominee, who is considered the stockholder of record of your shares, how to vote your shares.
If you hold your shares in street name as of the record date, the notice of meeting, the Proxy Statement, the 2020 Annual Report and a voting instruction form have been forwarded to you by your broker, bank or nominee. As the beneficial or “street name” owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction form included in the mailing. In accordance with applicable regulations, unless you provide your broker, bank or nominee with instructions on how to vote your shares, your shares will not be voted by the broker, bank or nominee on any matter listed in this Proxy Statement other than the proposal to ratify the Company’s independent auditors for 2021. Therefore, if you want the shares you beneficially own to be voted, you should return your voting instruction form or otherwise vote your shares as set forth below.

A street name holder may provide instructions to their broker, bank or nominee on how to vote their shares in any of the following ways:
•By completing, signing and dating each voting instruction form received and returning it in the envelope provided; or
•By Internet at www.proxyvote.com and following the instructions outlined on the secure website (have the 12 digit control number available).
If you wish to attend and vote at the Annual Meeting and you are a street name holder, you must request and obtain a legal proxy or power of attorney from your bank, broker or nominee, bring it to the Annual Meeting with you and attach it to the ballot you vote at the Annual Meeting. Please follow the instructions from your bank, broker or nominee, or contact your bank, broker or nominee to request a power of attorney or other proxy authority. Ballots of street name holders that are not accompanied by a legal proxy or power of attorney from the record holder of their shares will not be counted. If you follow the procedures and vote online at the Annual Meeting, you will revoke any prior proxy you may have submitted.
If you are a street name holder and wish to attend the Annual Meeting but do not wish to vote at the Annual Meeting, you must present a legal proxy or power of attorney from your bank, broker or nominee or other reasonably acceptable proof that you beneficially owned your shares on the record date for the Annual Meeting.
How do I vote if I am a stockholder of record?
You are considered a stockholder of record if your shares are registered directly in your name with our transfer agent. If you are a stockholder of record, you may vote your shares in either of the following ways:
•By signing and dating each proxy card you received and returning it in the envelope provided; or
•By attending the Annual Meeting by visiting www.virtualshareholdermeeting.com/RMTI2021.
What am I voting on?
The proposals to be voted on at the Annual Meeting are as follows:
(1)To elect the two Class III directors nominated by the Board, each to serve for a three‑year term expiring at the 2024 annual meeting of stockholders and until his successor has been duly elected and qualified;
(2)To approve, on an advisory basis, the compensation of the Company’s named executive officers; and
(3)To ratify the selection of Marcum LLP as the Company’s independent registered public accounting firm for 2021.
How does the Board recommend that I vote?
The Board recommends that you vote your shares of common stock “FOR” each director nominee listed in Proposal 1 and “FOR” Proposals 2 and 3.
What votes are required by our stockholders on the Board’s proposals and how are votes counted?
Votes will be counted by the Inspector of Elections appointed for the Annual Meeting.
Proposal 1: Election of Class III Directors
In an uncontested election (i.e., an election where the number of director nominees equals the number of director positions up for election), such as the one taking place at the Annual Meeting, directors are elected by a majority of the votes cast, meaning each director nominee must receive a greater number of shares of common stock voted “FOR” his election than the number of shares of common stock voted “AGAINST” his election in order to be elected. Broker non-votes and abstentions will not be counted as votes cast on the matter and will have no effect on the outcome of this proposal.
Proposal 2: Advisory Approval of Executive Compensation
The affirmative vote of the holders of shares of common stock representing a majority of the votes cast on the matter is required for the advisory approval of executive compensation. Broker non-votes and abstentions will not be counted as votes cast on the matter and will have no effect on the outcome of this proposal.
Proposal 3: Ratification of Selection of Independent Registered Public Accounting Firm

The affirmative vote of the holders of shares of common stock representing a majority of the votes cast on the matter is required for the ratification of the selection of our independent registered public accounting firm for the year ended December 31, 2021. Abstentions will not be counted as votes cast on the matter and will have no effect on the outcome of this proposal.
Can I change my vote after I have mailed my proxy card?
A stockholder who has submitted a completed proxy may revoke it at any time before it is voted at the Annual Meeting by giving written notice of such revocation to our Secretary or by executing and delivering to the Secretary a later dated proxy. Attendance at the Annual Meeting by a stockholder who has submitted a proxy will not have the effect of revoking it unless such stockholder votes at the Annual Meeting or submits written notice of revocation to the Company’s Secretary before the proxy is voted.
Any written notice revoking a proxy, and any later dated proxy, must be received by the Company prior to the date of the Annual Meeting (unless delivered directly to the Company’s Secretary at the Annual Meeting) and should be sent to Rockwell Medical, Inc., 30142 Wixom Road, Wixom, MI 48393, Attention: David J. Kull, Secretary.
What if another matter is properly brought before the Annual Meeting?
As of the date of filing this Proxy Statement, the Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named as proxies in the accompanying proxy card to vote on such matters in accordance with their best judgment.
Who is paying for this proxy solicitation?
We will pay the costs associated with the solicitation of proxies, including the preparation, assembly, printing and mailing of the proxy materials. We may also reimburse brokers, fiduciaries or custodians for the cost of forwarding proxy materials to beneficial owners of shares of common stock held in “street name.”
Our employees, officers and directors may solicit proxies in person or via telephone or the Internet. We will not pay additional compensation for any of these services.
How can I find out the voting results?
We expect to announce preliminary voting results at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K to be filed with the U.S. Securities and Exchange Commission (the “SEC”) within 4 business days after the Annual Meeting.

PROPOSAL 1
ELECTION OF DIRECTORS
Background
Our Board is divided into three classes, designated Class I, Class II and Class III. Each year, on a rotating basis and until their successor has been elected and qualified, the terms of office of the directors in one of the three classes expire. Successors to the class of directors whose terms have expired will be elected for a three-year term. The terms of each of the Class III Directors expire at the Annual Meeting, the terms of each of the Class I Directors will expire at the 2022 annual meeting of stockholders and the terms of each of the Class II Directors will expire at the 2023 annual meeting of stockholders, in each case upon the election and qualification of the applicable successors.
Set forth below are the names and certain information for each continuing member of the Board, including the nominees for election as Class III directors, as of April 21, 2021. The information presented includes each director’s and nominee’s principal occupation and business experience for the past five years, and the names of other public companies of which he or she has served as a director during the past five years. The information presented below regarding the specific experience, qualifications, attributes and skills of each director and nominee led our Governance and Nominating Committee and our Board to conclude that he or she should serve as a director. In addition, we believe that all of our directors and nominees possess the attributes or characteristics described in “Corporate Governance-Governance and Nominating Committee” that the Governance and Nominating Committee expects of each director. There are no family relationships among any of our directors, nominees for director, or executive officers.

Name	Age	Position(s)
Class I Directors:
John P. McLaughlin(2)	69	Chairman of the Board of Directors
Allen Nissenson, MD(3)	74	Director
Class II Directors:
John G. Cooper(1)(2)	62	Director
Mark H. Ravich(1)(2)	68	Director
Andrea Heslin Smiley(3)	53	Director
Class III Director Nominees:
Russell H. Ellison, M.D.	73	President and Chief Executive Officer, Director
Robert S. Radie(1)(3)	57	Director
(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.
(3) Member of the Governance and Nominating Committee.

Nominees For Reelection to Our Board

Class III Director Nominees (Term Expiring 2024):
Russell H. Ellison, M.D. has been a director since January 2020 and the Company’s Chief Executive Officer and President since April 2020. Dr. Ellison has held leadership positions in both emerging biotechnology and large pharmaceutical companies for more than four decades, and has extensive knowledge of the renal and anemia space. He served as a consultant to the Company from August 2019 to April 2020. Previously, he served as Chief Executive Officer of Promedior, Inc. (sold to Roche in 2019), a biotechnology company in fibrosis, from May 2018 to December 2018. Dr. Ellison served as the President and Chief Executive Officer of Bond Biosciences, Inc., a private start-up biotechnology company focused on addressing the iron overload in hemochromatosis, from July 2016 to May 2018. From February 2015 to May 2018, Dr. Ellison was a Managing Partner at Alameda Consulting LLC, where he provided drug development and investment advisory services to biopharmaceutical companies and investors. From September 2015 to May 2018, he served as an Executive Director of Torreya Partners LLC, a life sciences industry investment banking firm. Previously, he served as Chairman of the board of directors and Chief Executive Officer of Assembly Biosciences, Inc., a publicly-traded biotechnology company formed following the merger of Ventrus Biosciences, Inc. and Assembly Pharmaceuticals, from July 2014 to February 2015, and as Chairman of the board of directors and Chief Executive Officer of Ventrus Biosciences, Inc., a publicly-traded biotechnology company, from December 2010 to July 2014. From July 2007 to January 2010, Dr. Ellison served as Executive Vice President of Paramount Biosciences LLC, a global pharmaceutical development and healthcare investment firm. Prior to that, Dr. Ellison served as Vice President of

Clinical Development of Fibrogen, Inc., a public biotechnology company developing products for anemia, where he was involved in the early clinical development of Roxadustat, Vice President of Medical Affairs and Chief Medical Officer of Sanofi-Synthelabo, USA, and Vice President, Medical Affairs and Chief Medical Officer of Hoffman-La Roche, Inc. (USA). He has also held senior-level medical affairs and drug development positions at Hoechst Canada, Inc., Glaxo Canada, and Pharma International, Ciba Geigy. Dr. Ellison previously served as an independent board director for Cougar Biotechnology, Inc., a publicly-traded pharmaceutical company that was acquired by Johnson & Johnson in 2009, and CorMedix, Inc., a public pharmaceutical company. He also has served as a director of several privately held development-stage biotechnology companies. Dr. Ellison received a M.Sc. from The London School of Tropical Medicine and Hygiene, and an M.D. from the University of British Columbia.
We believe that Dr. Ellison’s role as Chief Executive Officer and President of our Company and his extensive medical knowledge and deep understanding of the renal and anemia space based on experiences with companies developing therapeutic products that address kidney disease and anemia, coupled with his extensive management experience in the biopharmaceutical industry, experience in the capital markets, and experience serving on the boards of directors of both public and private pharmaceutical companies qualify him for service as a director of our Company.

Robert S. Radie has been a director since March 2020. Mr. Radie has served as Chief Executive Officer and Chairman of the board of directors of Neuraptive Therapeutics, Inc., a private, clinical stage company focused on improving outcomes in traumatic peripheral nerve injury, since June 2020. He previously served as President and Chief Executive Officer and a member of the board of directors of Zyla Life Sciences, a life sciences company, from March 2012 to October 2019. From November 2010 to October 2011, Mr. Radie served as President and Chief Executive Officer of Topaz Pharmaceuticals Inc., a specialty pharmaceutical company. From March 2009 to November 2010, Mr. Radie served as President and Chief Executive Officer of Transmolecular, Inc., a biotechnology company, after serving as a consultant to Transmolecular from December 2008 through March 2009. From September 2007 to September 2008, Mr. Radie served as the Chief Business Officer of Prestwick Pharmaceuticals, Inc., a specialty pharmaceutical company. Before joining Prestwick, Mr. Radie served in senior management positions with a number of pharmaceutical and biotechnology companies, including Morphotek, Inc., Vicuron Pharmaceuticals, Inc. and Eli Lilly and Company. Mr. Radie has been a member of the board of directors of Paratek Pharmaceuticals since November 2014, and has also served as a director of Life Sciences Pennsylvania, a life sciences industry group, since January 2016 and Horse Power for Life, a nonprofit organization dedicated to improving the quality of life for individuals diagnosed with cancer, since 2006. He previously served as a member of the board of directors of Veloxis Pharmaceuticals A/S from June 2016 to February 2020 and Affinium Pharmaceuticals, Ltd. from July 2012 to March 2014. Mr. Radie received his B.S. in Chemistry from Boston College.

We believe that Mr. Radie’s prior executive management, finance, commercialization, capital raising, investor relations and public company experience in the life sciences industry qualifies him for service as a director of our Company.

Recommendation of the Board
Upon the recommendation of the Governance and Nominating Committee of the Board, the Board has nominated each of Dr. Ellison and Mr. Radie for election as directors. Each of Dr. Ellison and Mr. Radie's terms as a director will expire at the 2024 Annual Meeting as a Class III Director and upon the election and qualification of his successor subject to prior death, resignation, retirement, disqualification or removal. Each of Dr. Ellison and Mr. Radie currently serves as a Class III director and has indicated a willingness to continue to serve as a director.
Unless contrary instructions are given, the shares represented by a properly executed proxy will be voted FOR the election of each nominee. Should any of the nominees become unavailable to accept election as a director, the persons named in the enclosed proxy will vote the shares as they represent for the election of such other person as the Board may recommend or the Board may decrease the size of the Board. Management has no reason to believe that any nominee is unavailable or will not serve if elected.
Information regarding the remainder of our Board, along with corporate governance information, can be found starting on Page 8 of this Proxy Statement.
Vote Required
In an uncontested election (i.e., an election where the number of director nominees equals the number of director positions up for election), such as the one taking place at the Annual Meeting, directors are elected by a majority of the votes cast, meaning each director nominee must receive a greater number of shares of common stock voted “FOR” his election than the number of shares of common stock voted “AGAINST” his election in order to be elected.
Under our Principles of Corporate Governance, any nominee who receive a greater number of votes “AGAINST” their election than votes “FOR” their election must tender their resignation to the Governance and Nominating Committee. The Governance and Nominating Committee will then recommend to the Board whether to accept or reject the resignation offer, or whether other action should be taken. In determining whether to recommend that the Board accept any resignation offer, the Governance and Nominating Committee may consider all factors that the committee’s members believe are relevant. The Company will promptly disclose the Board’s decision-making process and decision regarding whether to accept a resignation offer in a Current Report on Form 8-K filed with the SEC. Nominees generally will not participate in the Governance and Nominating Committee’s or the Board’s considerations of the appropriateness of their continued service, but may otherwise remain active and engaged in all other Board-related activities, deliberations and decisions while consideration of such director’s resignation is ongoing.
Broker non-votes and abstentions will not be counted as votes cast on the matter and will have no effect on the outcome of this proposal.
THE BOARD RECOMMENDS A VOTE "FOR"
EACH OF THE NOMINEES FOR DIRECTOR

DIRECTORS CONTINUING IN OFFICE
Information Relating to Our Continuing Directors
Class I Director (Term Expiring 2022):
John P. McLaughlin has been a director since September 2019 and Chairman of the Board since October 2019. Mr. McLaughlin was Chief Executive Officer of PDL BioPharma, Inc. (“PDL”), a publicly-traded pharmaceutical holding company, from December 2008 until December 2018. From November 2008 to December 2008 he served as a Senior Advisor to PDL BioPharma. He was the Chief Executive Officer and a member of the board of directors of Anesiva, Inc., formerly known as Corgentech, Inc., a -traded biopharmaceutical company, from January 2000 to June 2008. From December 1997 to September 1999, Mr. McLaughlin was President of Tularik Inc., a biopharmaceutical company. From September 1987 to December 1997, Mr. McLaughlin held a number of senior management positions at Genentech, Inc., a biopharmaceutical company, including Executive Vice President. From January 1985 to September 1987, Mr. McLaughlin was a partner at a Washington, D.C. law firm specializing in food and drug law. Prior to that, Mr. McLaughlin served as counsel to various subcommittees of the United States House of Representatives, where he drafted numerous measures that became Food and Drug Administration laws. Mr. McLaughlin serves as a member of the board of directors of PDL and Lensar, a public medtech company that develops and commercializes femtosec lasers for the treatment of cataracts. He also served on the board of directors of Noden, a private company that commercializes two hypertension drugs worldwide, until July 2020. Mr. McLaughlin co-founded and served as Chairman of the board of directors of Eyetech Pharmaceuticals, Inc., a publicly-traded biopharmaceutical company subsequently bought by OSI Pharmaceuticals, Inc., and co-founded and served as a member of the board of directors of Peak Surgical, Inc., a private medical device company, until it was acquired by Medtronic in 2011. He also previously served on the board of directors of publicly-traded biopharmaceutical companies AxoGen, Inc., Adverum Biotechnologies, Inc. and Seattle Genetics, Inc., publicly-traded biopharmaceutical companies. He received a B.A. from the University of Notre Dame and a J.D. from Catholic University of America.
We believe that Mr. McLaughlin’s extensive legal, financial, strategic planning, capital raising and executive experience in the life sciences industry, as well as his public company board experience, qualify him for service as a director of our Company.
Allen Nissenson, MD has been a director since June 2020. Dr. Nissenson has served as Emeritus Chief Medical Officer of DaVita Kidney Care, a division of DaVita HealthCare Partners, since January 2020. He previously served as Chief Medical Officer of DaVita Kidney Care from August 2008 to December 2019. Dr. Nissenson is also currently an Emeritus Professor of Medicine at the David Geffen School of Medicine at University California Los Angeles, where he previously served as Director of the Dialysis Program and Associate Dean. He has served on the board of directors of Angion Biomedica Corp., a late-stage biopharmaceutical company, since January 2020. He is the immediate past Chair of Kidney Care Partners and immediate past Co-Chair of the Kidney Care Quality Alliance. He is a former president of the Renal Physicians Association and current member of the Government Affairs Committee. Dr. Nissenson also previously served as President of the Southern California End-Stage Renal Disease Network, as well as Chair of the Medical Review Board. Dr. Nissenson earned his B.S. from Northwestern University and his M.D. from Northwestern University Medical School.
We believe Dr. Nissenson’s expertise in the renal health space and extensive experience as both a public company executive, clinician and professor, qualify him for service as a director of our Company
Class II Directors (Terms Expiring 2023):
John G. Cooper has been a director and Chair of the Audit Committee since September 2017. Mr. Cooper is currently principal of JGC Advisors, providing corporate development and financial advisory services to emerging private and small-cap life science companies, and serves on the strategic advisory board of IC Surgical, Inc. and Oxidien Pharmaceuticals, Inc. From 2001 to 2016, Mr. Cooper was a senior executive for Windtree Therapeutics Inc. (formerly Discovery Laboratories, Inc.), a publicly traded bio pharmaceutical company and the first to receive FDA approval for a synthetic peptide-containing surfactant to address premature infants with respiratory distress syndrome. At Discovery Labs, Mr. Cooper served as president, chief executive officer and a member of the board of directors from 2013 to 2016, president and chief financial officer from 2010 to 2013, executive vice president and chief financial officer from 2002 to 2010 and senior vice president and chief financial officer from 2001 to 2002. Previously, Mr. Cooper served as senior vice president and chief financial officer at Chrysalis International Corporation, a public company providing drug development services to the biopharmaceutical industry worldwide, and DNX Corporation, a public life sciences company developing transgenic technology. Previously, Mr. Cooper served as a financial executive at ENI Diagnostics, Inc., a public life sciences company (acquired by Pharmacia AB) that developed and commercialized the second FDA-approved blood diagnostic test for HIV and a financial analyst at CR Bard, Inc., a public medical device company. Mr. Cooper earned a certified public accountant credential in 1985 and a Bachelor of Science degree in Commerce from Rider University in 1980.

We believe that Mr. Cooper’s extensive executive management, finance and accounting, capital raising, strategic alliance, investor relations and governance experience with public companies in the life sciences industry qualifies him for service as a director and Chair of the Audit Committee of our Company.

Mark H. Ravich has been a director since June 2017. Mr. Ravich currently serves as president of Tri-Star Management, Inc., a commercial real estate management and syndication company that he co-founded in 1998. Since October 2010, Mr. Ravich has also served as a director of Dilon Technologies, Inc., a designer and manufacturer of medical imaging solutions. In addition, since February 2019, Mr. Ravich has served as a director of BioVentrix Inc., a manufacturer of devices to improve and expand the treatments available for congestive heart failure. Previously, from 1990 until its sale in 1998, Mr. Ravich served as the chief executive officer and a director of Universal International, Inc., a wholesale retail company, where he also led its IPO. From February 2013 to 2018, Mr. Ravich served as a director of Orchard Paper Products Company, a national supplier of high quality consumer tissue products, as well as chairman of its governance committee and as a member of its audit committee. From June 2004 to 2018, Mr. Ravich served as a director of MR Instruments, Inc., an independent designer and manufacturer of advanced MRI Radiofrequency coils. From 1978 to 1990, Mr. Ravich was a developer of commercial real estate where he was involved with all aspects of development, finance, construction, marketing, leasing and management of various commercial, industrial, office and multi-family real estate projects. Mr. Ravich began his career in 1975 as an account officer at Citibank N.A., where he made real estate construction loans to national real estate developers. Mr. Ravich also currently serves as a board advisor to Scidera Inc., a provider of clinical laboratory testing services, and is the chief manager of various real estate entities. Mr. Ravich graduated Magna Cum Laude from the Wharton School of the University of Pennsylvania with a BSE and an MBA degree with a major in finance.

We believe that Mr. Ravich’s experience as a member of a board of directors of a public company, financial expertise and experience as a senior leader of his own company qualify him for service as a director of our Company.

Andrea Heslin Smiley has been a director since December 2020. Ms. Smiley currently serves as President and Chief Executive Officer of VMS BioMarketing, a provider of clinical educator solutions, which she joined in 2008 as Vice President, Strategic Marketing. Prior to joining VMS BioMarketing, Ms. Smiley held several executive positions running therapeutic business units at Eli Lilly and Company and has extensive commercialization expertise. She served as a member of the board of directors of Zyla Life Sciences, a life sciences company, from April 2018 to May 2020, when Zyla Life Sciences merged with Assertio Holdings, Inc., at which time she joined the board of directors of Assertio Holdings, Inc. Ms. Smiley also serves as a member of the board of directors of ATAI Life Sciences B.V., clinical-stage biopharmaceutical company, and as an advisor to Agent Capital, a venture capital firm. Ms. Smiley earned her B.A. in Economics from DePauw University.

We believe that Ms. Smiley’s more than 25 years of commercialization and management experience in the biopharmaceutical industry in both public and private companies qualify her for service as a director of our Company.

CORPORATE GOVERNANCE
Independence
Based on the absence of any material relationship between each such director and the Company, other than in their capacities as directors and stockholders, the Board has determined that each of Messrs. Cooper, McLaughlin, Nissenson, Radie and Ravich, and Ms. Smiley (representing all current directors other than Dr. Ellison, who also serves as the Company’s President and Chief Executive Officer) are independent, as independence is defined in the applicable Nasdaq Stock Market and SEC rules.
Board Leadership Structure
Our Principles of Corporate Governance provide that the Board will elect a Chairman of the Board, who is not the CEO of the Company. In the event that there is a need for a lead independent director, the Board will appoint a lead independent director. Our Board believes that it is in the best interests of the Company and our stockholders to separate the role of Chairman of the Board from the role of Chief Executive Officer. Our Board believes that this separate leadership structure enhances the accountability of our Chief Executive Officer to our Board, strengthens our Board’s independence from management and ensures a greater role for the independent directors in the oversight of the Company. In addition, our Board believes that separating these roles allows the Chief Executive Officer to focus his efforts on operating our business and managing our Company in the best interests of our stockholders, while the Chairman provides guidance to the Chief Executive Officer and, in consultation with management, helps to set the agenda for Board meetings and establishes priorities and procedures for the work of the full Board. The Chairman presides over meetings of the full Board. Mr. McLaughlin serves as Chairman of the Board and Dr. Ellison serves as the Company’s President and CEO, as well as a Class III Director.

Our Board believes that the current Board leadership structure is in the best interests of the Company and its stockholders at this time. Our Board recognizes that no single leadership model is right for all companies and at all times and that, depending on the circumstances, other leadership models, such as combining the Chairperson and CEO roles, might be appropriate. Accordingly, our Board periodically reviews its leadership structure. Our Principles of Corporate Governance provide the flexibility for our Board to modify or continue its leadership structure in the future, as it deems appropriate.
Meetings and Committees of the Board
During 2020, the Board held 20 meetings. Each current director attended at least 75% of the total number of meetings of the Board and committees of which they were a member in 2020. It is the Board’s policy that, absent any unusual circumstances, all director nominees standing for election will attend the Annual Meeting. Our 2020 annual meeting of stockholders was conducted virtually, with a majority of the then-sitting directors attending the meeting. In addition to formal Board meetings, the Board members have frequent informal discussions and conferences with management throughout the year.
Audit Committee
We have an Audit Committee which is currently comprised of Messrs. Cooper (Chair), McLaughlin and Ravich. The Audit Committee held seven meetings in 2020. The Board has determined that Mr. Cooper, who is the Chairman of the Audit Committee, is an “audit committee financial expert,” as defined by applicable SEC rules. In addition, the Board has determined that each member of the Audit Committee is independent as independence for audit committee members is defined in applicable Nasdaq Stock Market and SEC rules. The Audit Committee has a written charter setting forth the responsibilities of the committee, a copy of which is posted on our website at www.rockwellmed.com. The charter provides that the Audit Committee will assist the Board in its oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.
The functions of the Audit Committee include, among other things, (1) monitoring the adequacy of the Company’s internal controls, (2) engaging and overseeing the work of the registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us, including the conduct of the annual audit and overseeing the independence of such firm, (3) overseeing our independent accountants’ relationship with the Company, (4) reviewing the audited financial statements and the matters required to be discussed by Auditing Standard No. 1301 with management and the independent accountants, including their judgments about the quality of our accounting principles, applications and practices, (5) recommending to the Board whether our current audited financial statements should be included in our Annual Report on Form 10-K, (6) reviewing with management and our independent accountants our quarterly financial information before we file our Forms 10-Q, (7) reviewing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by our employees of concerns regarding questionable accounting and compliance matters, (8) reviewing related party transactions required to be disclosed in our proxy statement for potential conflict of interest situations and, where appropriate, approving such transactions, (9) monitoring with management the status of pending litigation and investigations, and (10) overseeing the Company’s compliance functions.
Audit Committee Report
Our Audit Committee has:
•Reviewed and discussed with management our audited financial statements for the year ended December 31, 2020;
•Discussed with our independent accountants the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC;
•Received the written disclosures and the letter from our independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence; and
•Discussed with our independent accountants the independent accountants’ independence.
Based on its review and discussions described above, our Audit Committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020 as filed with the SEC.
Management is responsible for our financial reporting process, including its system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Our independent accountants are responsible for auditing those financial statements. Our Audit Committee’s responsibility is to monitor and review these processes. Our Audit Committee has relied, without independent verification, on management’s representation that our financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of our independent accountants included in their report on our financial statements.
By the Audit Committee:
John G. Cooper (Chairman)
John P. McLaughlin
Mark Ravich
Compensation Committee
We have a Compensation Committee which is currently comprised of Messrs. Radie (Chair), Cooper and Ravich. The Compensation Committee held seven meetings in 2020. The Compensation Committee has a written charter setting forth the responsibilities of the committee, a copy of which is posted on our website at www.rockwellmed.com. Pursuant to the charter, the Compensation Committee is generally responsible for (1) overseeing, reviewing and approving all compensation and benefits for executive officers, (2) assessing the performance of the Chief Executive Officer and reviewing the performance recommendations of the Chief Financial Officer and the Chief Executive Officer’s direct reports, (3) establishing performance objectives of the Company, (4) making recommendations to the Board for director compensation, (5) overseeing and administering the stock compensation program, (6) overseeing the development of our compensation and employee benefit plans and discharging its responsibilities under such plans, (7) reporting to the Board on our compensation policies, programs and plans, and (8) approving other employee compensation and benefit programs where Board action is necessary or appropriate. Except to the extent prohibited by Nasdaq Stock Market rules and state law, our Compensation Committee may delegate its authority to subcommittees when it deems appropriate and in the best interests of the Company.
Governance and Nominating Committee
We have a Governance and Nominating Committee which is currently comprised of Messrs. Nissenson (Chair) and Radie and Ms. Smiley. The Governance and Nominating Committee held two (2) meetings in 2020. The Governance and Nominating Committee has a written charter setting forth the responsibilities of the committee, a copy of which is posted on our website at www.rockwellmed.com. Pursuant to the charter, the Governance and Nominating Committee is generally responsible for (1) oversight of the corporate governance of the Company, (2) recommending appropriate corporate governance practices, (3) identifying individuals qualified to become directors and selecting, or recommending that the Board select, the candidates for all directorships to be filled by the Board or by the stockholders, (4) oversight of the evaluation of the Board and its committees, and (5) evaluating the charters of our Board’s committees and the principles of our Board.
In identifying candidates for director, our Governance and Nominating Committee will consider suggestions from incumbent directors, management or others, including stockholders. Our Governance and Nominating Committee may retain the services of a consultant from time to time to identify qualified candidates for director. Our Governance and Nominating Committee reviews all candidates in the same manner without regard to who suggested the candidate. In selecting candidates, our Governance and Nominating Committee will consider all factors it believes appropriate, which may include (1) ensuring that the Board, as a whole, is diverse and consists of individuals with various and relevant career experience, technical skill, industry knowledge and experience, financial expertise, local or community ties, and (2) individual qualifications, including strength of character, mature judgment, familiarity with our business and industry, especially the life sciences industry, independence of thought and an ability to work collegially. Although it has no formal policy with regard to diversity, the charter states that our Governance and Nominating Committee should, with respect to diversity, consider such factors as differences of viewpoint, education, skill and other individual qualities and attributes that contribute to board heterogeneity, including characteristics such as race, gender and national origin. Our Governance and Nominating Committee is committed to seeking highly qualified candidates inclusive of all national origins, races and genders to include in the pool from which director nominees are chosen.
Nominations of Directors
Nominees for director that are proposed by stockholders must be proposed pursuant to timely notice in writing to our Secretary, at Rockwell Medical, Inc., 30142 Wixom Road, Wixom, MI 48393, as provided in our bylaws. The requirements for proposing director candidates, as set forth in our bylaws, are described below.
Stockholders proposing director nominees for election at the 2022 annual meeting of stockholders must provide written notice of such intention, along with the other information required by our bylaws, to our Secretary at our principal executive offices no earlier than the close of business on February 17, 2022 and no later than March 19, 2022. If the 2022 annual meeting of stockholders date is significantly advanced or delayed from the first anniversary of the date of the Annual Meeting, then the notice and information must be given not later than the 90th day before the meeting or, if later, the 10th day after the first public disclosure of the date of the 2022 annual meeting of stockholders. With respect to an election to be held at a special meeting of stockholders, such notice must be given in accordance with the procedures set forth in our bylaws no earlier than the close of business on the 120th day before and not later than the close of business on the 90th day before the date of such special meeting or, if later, the 10th day after the first public disclosure of the date of such special meeting. A proponent must also update the information provided in or with the notice at the times specified by our bylaws. Nominees for director pursuant to a notice which is not timely given or does not contain the information required by our bylaws or which is not delivered in compliance with the procedure set forth in our bylaws will not be considered at the stockholders meeting.
Only persons who are stockholders both as of the giving of notice and the date of the stockholders meeting and who are eligible to vote at the stockholders meeting are eligible to nominate directors. The nominating stockholder (or his qualified representative) must attend the stockholders meeting in person and present the proposed nominee in order for the proposed nominee to be considered.
The Board has not established specific, minimum qualifications for recommended nominees or specific qualities or skills for one or more of our directors to possess. The Board uses a subjective process for identifying and evaluating candidates for nomination as a director, based on the information available to, and the subjective judgments of, the members of the Board and our then current needs. The Board does not believe there would be any difference in the manner in which it evaluates candidates based on whether the candidate is recommended by a stockholder.
Board Role in Risk Oversight
Our Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s enterprise risks. While our Board oversees the Company’s enterprise risk management and establishes policies, Company management is responsible for day-to-day enterprise risk management processes. The Board and its committees provide enterprise risk management oversight function through regular, periodic reporting from and discussions with management appropriate to the nature and magnitude of the particular enterprise risk. Our Audit Committee oversees management of financial risks and risks associated with conflicts of interest. Our Compensation Committee oversees management of risks relating to executive compensation plans and arrangements. While each committee is responsible for evaluating certain risks and overseeing management of those risks, the entire Board is regularly informed about those risks. In addition, management’s role is to evaluate and assess business risks and to inform the Board of its evaluation of such business risks periodically. Our Vice President of Compliance is responsible for our internal compliance program and reports to our Audit Committee.
Code of Business Conduct and Ethics
Our Board has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our principal executive officer, principal financial officer and principal accounting officer or controller. Our Code of Business Conduct and Ethics contains written standards that we believe are reasonably designed to deter wrongdoing and to promote:
•Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•Full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications we make;
•Compliance with applicable governmental laws, rules and regulations;
•The prompt internal reporting of violations of the Code of Business Conduct and Ethics to the appropriate person or persons or through the Company's anonymous whistleblower hotline; and
•Accountability for adherence to the Code of Business Conduct and Ethics.
Principles of Corporate Governance
Our Board has adopted our Principles of Corporate Governance, which are reviewed annually by our Board and its committees. These Principles of Corporate Governance, along with our Certificate of Incorporation, Bylaws and the charters of our Board’s committees, and our Disclosure Committee, form the framework for the governance of our Company. These principles include principal board responsibilities, our Majority Voting Policy, Claw-back Policy, Lead Independent Director Charter (if a lead independent director is appointed), the Board’s policy against hedging and pledging our shares of common stock, insider trading policy, and stock ownership guidelines. Our Principles of Corporate Governance, as currently in effect, are available on our website at www.rockwellmed.com through the “Investors” page.
Stockholder Communications with the Board

Our Board has a process for our stockholders to send communications to our Board or Audit Committee, including complaints regarding accounting, internal accounting controls or auditing matters. Communications may be sent to our Board, our Audit Committee or specific directors by regular mail to the attention of our Board, our Audit Committee or specific directors, at our principal executive offices at 30142 Wixom Road, Wixom, MI 48393. All of these communications will be initially reviewed by our Secretary (1) to filter out communications that the Secretary deems are not appropriate for the directors, such as communications offering to buy or sell products or services, and (2) to sort and relay the remainder (unedited) to the appropriate directors.

EXECUTIVE OFFICERS
The executive officers of the Company are elected or appointed annually and serve as executive officers of the Company at the pleasure of our Board. Certain information regarding our executive officers who are not directors, as of April 21, 2021, is set forth below.

Name	Age	Position(s)
Russell Skibsted	61	Chief Financial Officer
Marc Hoffman, M.D.	60	Chief Medical Officer
Paul E. McGarry	53	Vice President, Corporate Controller and Principal Accounting Officer
Raymond D. Pratt, M.D.	70	Chief Development Officer
Russell Skibsted has served as the Company’s Chief Financial Officer since September 2020. Mr. Skibsted recently served as Chief Financial Officer of AgeX Therapeutics, Inc., a publicly-traded biotechnology company focused on cell therapy targeting the diseases of aging that was spun out of BioTime, Inc. (currently Lineage Cell Therapeutics, Inc.), from July 2017 to May 2020. Previously, Mr. Skibsted served as Chief Financial Officer of BioTime, Inc., a clinical-stage biotechnology company, from November 2015 to January 2019, where he simultaneously, from time to time, performed the role of Chief Financial Officer for several of BioTime’s public and private subsidiaries, including Agex Therapeutics, OncoCyte Corporation, a publicly-traded developer of novel, non-invasive tests for the early detection of cancer and a former subsidiary of BioTime, Inc., from November 2015 until November 2017, and Asterias Biotherapeutics, Inc., a biotechnology company pioneering the field of regenerative medicine with clinical programs in spinal cord injury and oncology immunotherapy and a former subsidiary of BioTime, Inc., from March 2016 until November 2016. Mr. Skibsted served as Chief Financial Officer of Proove Biosciences, Inc., a private, commercial-stage personalized medicine company, from 2014 to November 2015. Mr. Skibsted was Managing Director of RSL Ventures, where he provided financial consulting services to public and private companies in the life sciences sector from 2013 to 2014. Mr. Skibsted served as Senior Vice President, Chief Financial Officer and Secretary of Aeolus Pharmaceuticals, Inc., a biopharmaceutical company, from 2010 to 2013, and was Senior Vice President and Chief Business Officer of Spectrum Pharmaceuticals, Inc., a biopharmaceutical company, from 2006 to 2009. From 2004 to 2006, Mr. Skibsted served as Chief Financial Officer of Hana Biosciences, Inc. and from 2000 to 2004 he served as Chief Financial Officer and Portfolio Management Partner of Asset Management Company, one of the first venture capital firms in the Silicon Valley. Mr. Skibsted holds a B.A. in Economics from Claremont McKenna College and an MBA from the Stanford Graduate School of Business.
Marc Hoffman, M.D. has served as the Company’s Chief Medical Officer since November 2019. Prior to joining the Company, Dr. Hoffman served as Chief Medical Officer at Celerion, Inc., a drug development services company, from February 2017 to November 2019. From May 2016 to February 2017, he served as Chief Medical Officer at Patient iP, a company applying its innovative patient data analytics platform for biopharmaceutical clients’ clinical development and medical affairs programs. From October 2011 to February 2016, Dr. Hoffman was a medical executive for Theorem Clinical Research (acquired by Chiltern International in 2015), a global clinical research organization, where he held the roles of Chief Medical Officer from November 2014 to February 2016 and Senior Vice President & General Manager Pharmaceutical Development from October 2011 to September 2015. Previously, Dr. Hoffman served as Vice President, Medical and Scientific Affairs for Covance, Inc., a leading public contract research organization, from 2009 to 2011 and Vice President, Global Medical Affairs for Hospira, Inc., a leading provider of injectable drugs, infusion technologies and biosimilars from 2007 to 2009. From 2000 to 2007, Dr. Hoffman held various vice president and executive director medical roles with responsibility for regulatory affairs, clinical affairs and medical affairs for business units of Baxter Healthcare Corporation. Dr. Hoffman received his bachelor’s degree in psychology from Emory University and his M.D. from American University of the Caribbean. He went on to complete the Diploma in Pharmaceutical Medicine (DipPharmMed) organized jointly by BrAPP (British Association of Pharmaceutical Physicians) and Cardiff School of Pharmacy and Pharmaceutical Sciences, Cardiff University.
Paul E. McGarry has served as the Company’s Vice President, Corporate Controller and Principal Accounting Officer since June 2019. Prior to joining the Company, Mr. McGarry served as Corporate Financial Controller at Alyvant, Inc. from November 2018 until present, where Mr. McGarry was responsible for oversight of Alyvant’s financial management. From July 2011 to November 2018, Mr. McGarry served as Corporate Controller at Champions Oncology, Inc., where he was responsible for the oversight of Champions’ accounting and financial operations. Mr. McGarry began his accounting career at Deloitte & Touche LLP, serving as Audit Manager in Assurance and Advisory Services, where he was tasked with implementing worldwide Sarbanes-Oxley procedures and performed Sarbanes-Oxley training for international audit teams. Mr. McGarry earned a B.S. in Accounting from Penn State in 1998 and is a Certified Public Accountant in the state of New York.

Raymond D. Pratt, M.D. has served as the Company’s Chief Development Officer since November 2019. He previously served as the Company’s Chief Medical Officer from April 2012 to November 2019. Prior to joining the Company, Dr. Pratt worked at Shire PLLC from 2003 to 2010 as vice president research and development and as the scientific leader in its Emerging Business Unit and Renal Business Unit. Previous roles at Shire included vice president global clinical medicine and global clinical affairs and head of US Clinical Development. Dr. Pratt served in a consulting role at Quintiles, a global biopharmaceutical services company, as a vice president of strategic drug development innovation from August 2011 until joining the Company, and as an industry consultant during 2011 after leaving Shire. Prior to working at Shire, he was senior director, clinical research and development at Eisai Medical Research from 1994 to 2003, where he was head of central nervous system and internal medicine clinical development. Dr. Pratt is a graduate of the University of Illinois, College of Medicine and completed his nephrology fellowship at the Walter Reed Army Medical Center where he practiced nephrology and served as the assistant chief of nephrology services and director of dialysis services from 1983 to 1985. Dr. Pratt was the recipient of a physician scientist training grant at Johns Hopkins School of Medicine and the recipient of a James Shannon New Investigator award from the NIH. He served as an assistant professor in the John Hopkins Department of Medicine and Nephrology from 1989 to 1993.
COMPENSATION OF EXECUTIVE OFFICERS
Overview
The following table sets forth the total compensation paid to or earned by Dr. Ellison, Mr. Skibsted, Dr. Pratt and Mr. Paul (the "NEOs") during each of the last two years, or such shorter period during which they served as a named executive officer.
Summary Compensation Table

Name and Principal Position	Year	Salary($)	Stock Awards($)(b)	Option Awards($)(c)	Non-Equity Incentive Plan Compensation($)(d)	All Other Compensation ($)(e)	Total($)
Russell Ellison	2020	367,687	23,316	1,894,013	195,616	—	2,480,632
Chief Executive Officer (a)
Russell Skibsted	2020	130,923	—	586,219	—	—	717,142
Chief Financial Officer
Raymond Pratt	2020	469,585	—	—	111,521	—	581,106
Chief Development Officer
Stuart Paul	2020	207,692	—	—	—	793,254	1,000,946
Former Chief Executive Officer (a)	2019	600,000	—	—	—	—	600,000
_______________________________________________________________________________

(a)Dr. Ellison was appointed as CEO on April 17, 2020 and Mr. Paul ceased serving as CEO on April 17, 2020. Prior to serving as CEO, Dr. Ellison served as a member of our Board. $21,533 of the amount in the Salary column represents the cash retainers received by Dr. Ellison in his capacity as a non-employee director and $23,316 of the amount in the Stock Awards column and $24,160 of the amount in the Option Awards column for Dr. Ellison represent the grant date fair value of stock and option awards, respectively, received in connection with his service as our non-employee director.
(b)The amounts reported in this column represent grant date fair values of restricted stock unit awards computed in accordance with FASB ASC Topic 718. These restricted stock unit (“RSU”) awards were valued at the closing market price on the date of grant, or $2.32.
(c)The amounts reported in this column represent grant date fair values of stock option grants determined using the Black Scholes option pricing model, excluding any forfeiture reserves, in accordance with FASB ASC Topic 718. The amounts reported above for 2020 include grants of options subject to performance-based vesting. The 2020 grants of performance stock options were valued at $927,495 for Mr. Ellison and $114,192 for Mr. Skibsted, reported at the grant date fair value assuming maximum performance. The assumptions used to determine fair value are set forth under "Fair Value

Assumptions" below. See “Outstanding Equity Awards at 2020 Year-End” below for additional details regarding the performance vesting criteria for these awards.
(d)See “Annual Incentive Compensation” below for a description of the amounts included in this column.
(e)Represents the severance received by Mr. Paul in connection with his termination of employment. See the section titled Payments Upon Termination or Change in Control for more information.

Options	Year Granted	Dividend Yield	Risk Free Rate	Volatility	Expected Life
Russell Ellison	2020	0.00%	0.42% - 1.65%	68.11% - 74.28%	5.5 - 6.5 Years
Russell Skibsted	2020	0.00%	0.35%	74.99%	6 Years

Performance Options	Year Granted	Dividend Yield	Risk Free Rate	Volatility	Expected Life
Russell Ellison	2020	0.00%	0.39% - 0.42%	74.28%	5.5 - 6 Years
Russell Skibsted	2020	0.00%	0.31%	74.99%	5.5 Years
Employment Agreements
Employment Agreement with Russell Ellison
On April 17, 2020 (the “Commencement Date”), in connection with Dr. Ellison’s commencement of employment, the Company entered into an employment agreement with Dr. Ellison pursuant to which he serves as the Company’s President and Chief Executive Officer (the “Ellison Agreement”). The Ellison Agreement provides that Dr. Ellison will serve as an at-will employee and he is entitled to receive an annualized base salary of $500,000 and is eligible for a one-time performance-based bonus of $500,000 if within 12 months of the Commencement Date the Company’s enterprise value (as defined in the Ellison Agreement) meets or exceeds $400 million for 30 consecutive days or within 24 months of the Commencement Date the Company’s enterprise value meets or exceeds $500 million for 30 consecutive days. This performance-based bonus has not yet been achieved. Dr. Ellison is eligible to earn year-end performance bonuses with a target bonus opportunity of 70% of his base salary and is eligible to participate in the employee benefit plans and programs generally available to the Company’s similarly situated senior executives. Dr. Ellison is also eligible to receive annual long-term incentive grants consistent with similar practices for the Company’s senior executives, awarded at the discretion of the Compensation Committee of the Board. In connection with his commencement of employment, he received an initial equity grant comprised of a time-based option to purchase up to 600,000 shares of the Company’s common stock that vests in equal annual installments on each of the first three anniversaries of the Commencement Date (the “Ellison Initial Time-Based Options”) and a performance-based option to purchase up to 600,000 shares of the Company’s common stock, half of which is eligible to vest if the annualized net sales run rate for Triferic (measured over any given fiscal quarter) meets or exceeds $20,000,000 by no later than December 31, 2021 (the “Net Sales Performance Option”), provided that, a pro-rata portion of the Net Sales Performance Option was eligible to vest to the extent the net annualized sales run rate (measured quarterly) met or exceeded $14,500,000 by December 31, 2020, which did not occur, and half of which was eligible to vest if the Company commenced a Phase II Study for Triferic in a second indication of Triferic within twelve (12) months of the Commencement Date, which did not occur (the “Ellison Initial Performance-Based Options”). For discussion regarding certain payments triggered upon a termination of employment, see “Payments Upon Termination or Change in Control.”

Employment Agreement with Russell Skibsted

On September 15, 2020, the Company entered into an employment agreement with Russell Skibsted, pursuant to which he commenced serving as the Company’s Chief Financial Officer (the “Skibsted Agreement”). The Skibsted Agreement provides that Mr. Skibsted will serve as an at-will employee and he is entitled to receive an annualized base salary of $460,000 and is eligible for one-time performance-based bonuses of $75,000 and $50,000 subject to his continuous employment through March 15, 2021 and September 15, 2021, respectively and the fulfillment of certain conditions set forth in the Skibsted Agreement. Mr. Skibsted is eligible to earn year-end performance bonuses with a target bonus opportunity of 60% of his base salary commencing in 2021 and is eligible to participate in the employee benefit plans and programs generally available to the Company’s similarly situated senior executives. Mr. Skibsted is also eligible to receive annual long-term incentive grants consistent with similar practices for the Company’s senior executives, awarded at the discretion of the Compensation

Committee of the Board. In connection with his commencement of employment, he received an initial equity grant comprised of a time-based option to purchase up to 600,000 shares of the Company’s common stock that vests in equal annual installments on each of the first three anniversaries of his commencement date (the “Skibsted Initial Time-Based Options”) and a performance-based option to purchase up to 150,000 shares of the Company’s common stock, half of which is eligible to vest if the annualized net sales run rate for Triferic (measured over any given fiscal quarter) meets or exceeds $20,000,000 by no later than December 31, 2021 (the “Net Sales Performance Option”), provided that, a pro-rata portion of the Net Sales Performance Option was eligible to vest to the extent the net annualized sales run rate (measured quarterly) met or exceeded $14,500,000 by December 31, 2020, which did not occur, and half of which was eligible to vest if the Company commenced a Phase II Study for Triferic in a second indication of Triferic by no later than April 17, 2021, which did not occur (the “Skibsted Initial Performance-Based Options”). For discussion regarding certain payments triggered upon a termination of employment, see “Payments Upon Termination or Change in Control.”

Raymond Pratt

The Company is not party to an employment agreement with Dr. Pratt.

Stuart Paul

On July 31, 2018, the Company entered into an employment agreement with Mr. Paul (the “Paul Agreement”), pursuant to which he commenced employment on September 4, 2018 to serve as the Company’s Chief Executive Officer. Mr. Paul ceased serving as our President and Chief Executive Officer on April 17, 2020. For discussion regarding certain payments triggered in connection with Mr. Paul’s termination of employment, see “Payments Upon Termination or Change in Control.”

Annual Incentive Compensation
For purposes of determining 2020 Non-Equity Incentive compensation for Dr. Ellison, Dr. Pratt and Mr. Paul, the Board, upon recommendation of the Compensation Committee, approved a set of corporate and individual goals for each executive that would determine their respective payout, subject to Board discretion. Dr. Ellison’s target bonus opportunity was 70% of base salary, pro-rated for his length of employment in 2020 and Dr. Pratt’s target bonus opportunity was 25% of base salary. In connection with Mr. Paul’s termination of employment, he was eligible to receive a pro-rated payout under the annual bonus plan based on actual performance and his length of employment in 2020. His target bonus opportunity was 60% of base salary. Because Mr. Skibsted commenced employment in September 2020, he was not eligible to participate in the 2020 Non-Equity Incentive compensation bonus plan.
The following table sets forth the corporate goals established for 2020 and the Compensation Committee’s assessment of our achievement of each goal, which resulted in 80% achievement of the corporate goals.

Achievement	Board Approved Goals	Assessment
56%	Goal A (45%): Establish Triferic as the standard of care in kidney dialysis for US and international markets	We increased the number of clinics signed up to use Triferic, increased medical credibility with real world data and HIF programs, gained FDA approval of AVNU and advanced our global presence with international partnering deals in China, Korea, Canada, India, Peru and Chile.
100%	Goal B (20%): Develop FPC into a pipeline of products for other disease states where iron deficiency anemia is a key medical issue to address	Executed a business and clinical development plan for top two leading indications.
100%	Goal C (25%): Demonstrate the financial strength to sustain business and invest in a long-term business plan	Completed a non-dilutive financing in March 2020 and a capital raise in the 3rd Quarter of 2020.
100%	Goal D (10%): Advance the company’s foundation, medical identity and perceived value in iron deficiency anemia	Strengthened and aligned the management team and external advisors to execute on a long-term strategic plan and positioning of the Company, as well as enhanced our investor relations.
Total Achievement: 80%

The Compensation Committee also assessed each participating NEO’s performance in relation to the Company’s Corporate Goals for 2020 and determined that Dr. Ellison achieved 80% of the goals, resulting in a total payout of 80% of his target bonus. The Company pro-rated his bonus award based on length of employment in 2020. The Compensation Committee assessed Dr. Pratt’s performance at 110% of the Company’s goals, largely due to Dr. Pratt’s efforts in managing the Company’s new drug submission for Canada and his clinical pharmacology work relating to Triferic AVNU. Dr. Pratt’s achievements resulted in a payout of 95% of his target bonus. In connection with Mr. Paul’s termination of employment, in accordance with the terms of his employment agreement, he was eligible to receive a pro-rated payout under the annual bonus plan based on actual performance for the year. The Compensation Committee determined, however, that Mr. Paul did not earn a performance bonus for the year.

2020 Long-Term Equity Incentive Compensation

In 2020, in addition to the grant of the Ellison Initial Time-Based Options and Ellison Initial Performance-Based Options made to Dr. Ellison in connection with his commencement of employment, Dr. Ellison received grants of 16,895 stock options and 10,050 restricted stock units as part of the director compensation program for his services as our director prior to the time that he commenced employment with us. The stock options and restricted stock units vested on January 9, 2021. Upon becoming our employee, Dr. Ellison is no longer eligible to receive any compensation for his service as a director. Other than the Skibsted Initial Time-based Options and Skibsted Initial Performance-Based Options granted to Dr. Skibsted in connection with his commencement of employment and the foregoing grants made to Dr. Ellison, none of our NEOs received any equity grants during 2020.

Outstanding Equity Awards at 2020 Year-End
The following table shows certain information regarding outstanding equity awards at December 31, 2020 for our NEOs:

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(a) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(b)	Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested (#)(c)	Market Value of Shares That Have Not Vested ($)(d)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have not Vested (#)(e)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)(d)
Russell Ellison	4/17/2020	—	600,000	—	2.45	4/17/2030	—	—	—	—
	4/17/2020	—	—	600,000	2.45	4/17/2030	—	—	—	—
	1/9/2020	—	16,895		2.32	1/9/2030	—	—	—	—
	1/9/2020	—	—	—	—	—	10,050	10,151	—	—
Russell Skibsted	9/15/2020	—	600,000	—	1.22	9/15/2030	—	—	—	—
	9/15/2020	—	—	150,000	1.22	9/15/2030	—	—	—	—
Raymond Pratt	4/26/2019	46,667	13,333	—	4.81	4/26/2029	—	—	—	—
	4/26/2019	—	—	—	—	—	13,333	13,467	—	—
	3/21/2017	—	—	—	—	—	—	—	68,500	69,185
	10/2/2015	215,000	—	—	8.23	10/2/2025	—	—	—	—
	10/1/2014	50,000	—	—	8.88	10/1/2024	—	—	—	—
	1/13/2014	150,000	—	—	10.10	1/13/2024	—	—	—	—
	1/31/2013	150,000	—	—	6.12	1/31/2023	—	—	—	—
	5/1/2012	150,000	—	—	8.93	5/1/2021	—	—	—	—
Stuart Paul(f)	9/4/2018	258,750	—	—	4.70	9/4/2028	—	—	—	—
_______________________________________________________________________________
(a)Time-based options vest in three equal annual installments beginning one year after the grant date or immediately upon death, disability or a change in control, except for the time-based options granted to Dr. Ellison on January 9, 2020, which were granted for his service as a director prior to becoming our CEO and vested in full on January 9, 2021.
(b)As of December 31, 2020, Dr. Ellison had 600,000 unvested stock options subject to performance-based vesting and Dr. Skibsted had 150,000 unvested stock options subject to performance-based vesting. Half of each NEO’s performance-based stock options are eligible to vest if (1) the annualized net sales run rate for Triferic (measured over any given fiscal quarter) meets or exceeds $20,000,000 by no later than December 31, 2021 (the “Net Sales Performance Option”), provided that, a pro-rata portion of the Net Sales Performance Option was eligible to vest to the extent the net annualized sales run rate (measured quarterly) met or exceeded $14,500,000 by December 31, 2020, which did not occur, and (2) the Company commenced a Phase II Study for Triferic in a second indication of Triferic by no later than April 17, 2021, which did not occur.
(c)Dr. Ellison’s restricted stock units were granted for his service as a director prior to becoming our CEO and vested in full on January 9, 2021.
(d)Value was determined by multiplying the number of shares that have not vested by the closing price of our common stock as of December 31, 2020 ($1.01).

(e)Dr. Pratt’s performance-based restricted stock units will vest upon the earliest to occur of any of the following: (a) reported net sales of the company in any four consecutive calendar quarters equals or exceeds $100,000,000, (b) the market capitalization of the company is greater than $600,000,000 for ten consecutive trading days, or (c) one year following the date the Centers for Medicare & Medicaid Services assign the company transitional add on reimbursement payment status for the drug product, Triferic.
(f)Mr. Paul ceased serving as CEO on April 17, 2020. Upon his termination of his employment, all outstanding unvested performance-based awards, which were comprised of 388,125 performance-based stock options and 905,625 performance-based RSUs, were forfeited. All time-based awards continued vesting for one year following termination, and the portions not eligible to vest within such one year period were forfeited upon termination. Mr. Paul’s vested stock options, including those that became vested following termination, remained exercisable until April 17, 2021.

Other Compensation
The Company offers a 401(k) plan for individual retirement savings opportunities available to all of our salaried employees on a non-discriminatory basis. The plan is non-contributory by the Company and we have no other pension or retirement plan or deferred compensation arrangements for our NEOs.
Executive Stock Ownership Guidelines
In early 2017, to further align our management's and stockholders' economic interests and discourage inappropriate or excessive risk-taking, our Board established formal stock ownership guidelines that apply to our management team, including our NEOs. Under these guidelines, our Chief Executive Officer, other NEOs and any Vice Presidents are required to maintain the following ownership levels:

CEO	4x base salary
All other NEOs	2x base salary
Vice Presidents	1x base salary
Each covered executive has the goal of meeting the guidelines by the later of the fifth anniversary of the date the guidelines became effective or the fifth anniversary of the executive's first designation as an executive subject to the guidelines. A covered executive will be deemed to be in compliance with the guidelines if the value of shares held by the executive on any date during the calendar year equals or exceeds the applicable multiple of his or her base salary. After meeting the ownership guidelines, any subsequent decreases in the market value of shares will not be considered, as long as the executive remains at the same salary and/or title level and holds at least the same number of shares as they did when they met or exceeded the guidelines.
For purposes of these guidelines, the following securities will be counted in determining whether an executive owns the requisite number of shares: shares of common stock purchased by the executive, shares owned jointly with or separately by a member of the executive's immediate family, shares held indirectly by entities formed for the benefit of the executive or his or her immediate family members or over which the executive has the ability to influence or direct investment decisions, outstanding shares held through the Company's equity plans (other than performance shares which have not yet vested), shares issuable upon vesting of time-vested restricted stock units settleable in shares of common stock, whether vested or unvested, and shares issuable upon exercise of vested stock options assuming a net exercise of such options.
Each of our NEOs intends to be in compliance with the stock ownership requirements by the deadline applicable to him as set forth above.
Anti-Hedging and Anti-Pledging Policy
Our Board has established an anti-hedging and anti-pledging policy as part of our Principles of Corporate Governance and Insider Trading Policy. This policy prohibits any of our directors or executive officers and certain of our employees from (a) pledging shares of common stock or derivative securities as collateral for a loan, (b) engaging in hedging transactions and other transactions involving derivative securities, and (c) placing standing and limit orders that will remain in place for longer than one trading day other than in compliance with Rule 10b5-1(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Incentive Compensation Clawback Policy

In 2017, our Board adopted an incentive compensation recoupment, or "clawback," policy applicable to our executive officers. Under this policy, in the event of a material restatement of our consolidated financial statements due to material noncompliance with any financial reporting requirement, our Board or our Committee shall, to the extent permitted by law and not impracticable, recoup compensation that is "erroneously awarded" during the three completed years prior to the date on which the Company determines that its financial statements contain a material error or the date on which the Company is ordered by a court or regulatory body to restate its financial statements. Erroneously awarded compensation is the amount of incentive-based compensation received by the executives that exceeds the amount of such compensation that would have been received had it been determined based on the accounting restatement, without regard to taxes paid. The amount of erroneously awarded incentive compensation based on stock price or total stockholder return will be based on a reasonable estimate of the effect of the restatement on the stock price.
Payments Upon Termination or Change in Control
Russell Ellison
Under the Ellison Agreement, upon a termination of Dr. Ellison’s employment due to death or Disability (as defined therein), any equity awards held by Dr. Ellison subject to time-based vesting conditions will accelerate and become fully vested and the Ellison Initial Performance-Based Options, to the extent outstanding as of the date of such termination, will accelerate and become exercisable, if at all, in accordance with the terms of the award agreement evidencing such Ellison Initial Performance-Based Options. All stock options held by Dr. Ellison that are exercisable as of the date of such termination, including any stock options that accelerate in connection with such termination, will remain exercisable until the earlier of one year following such termination and the expiration date of the stock options. Under the Ellison Agreement, upon a termination of Dr. Ellison’s employment by the Company without Cause or by Dr. Ellison for Good Reason (each as defined therein), Dr. Ellison will be entitled to receive, subject to his execution and non-revocation of a separation agreement and release of claims in favor of the Company and compliance with certain restrictive covenants, (i) an amount equal to the sum of his base salary then in effect plus 100% of his annual target bonus, payable in equal installments for a one-year period, (ii) reimbursement of COBRA coverage or Dr. Ellison’s costs if he maintains separate medical coverage for up to one year (or, if sooner, until he receives substantially similar coverage from another employer), and (iii) the Ellison Initial Time-Based Options will continue to vest for a period of one year and the Ellison Initial Performance-Based Options, to the extent outstanding as of the date of such termination, will accelerate and become exercisable, if at all, in accordance with the terms of the award agreement evidencing such Ellison Initial Performance-Based Options. All stock options held by Dr. Ellison that are exercisable as of the date of such termination, including any stock options that accelerate in connection with such termination, and all stock options that become exercisable over the one-year period following such termination, will remain exercisable until the earlier of one year following such termination and the expiration date of the stock options. Also under the Ellison Agreement, in the event of a Change of Control (as defined therein), upon a termination of Dr. Ellison’s employment by the Company without Cause or by Executive for Good Reason during on or during the 18 month period following such Change of Control, subject to his compliance with certain restrictive covenants, Dr. Ellison will be entitled to receive: (i) a pro-rated target bonus based on the number of days employed during the year of termination, (ii) an amount equal to 1.5 times the sum of his base salary then in effect plus 100% of his annual target bonus, (iii) reimbursement of COBRA coverage or Dr. Ellison’s costs if he maintains separate medical coverage for up to one year (or, if sooner, until he receives substantially similar coverage from another employer) and (iv) any equity awards held by Dr. Ellison subject to time-based vesting conditions will accelerate and become fully vested and the Ellison Initial Performance-Based Options, to the extent outstanding as of the date of such termination, will accelerate and become exercisable, if at all, in accordance with the terms of the award agreement evidencing the Ellison Initial Performance-Based Options. All stock options held by Dr. Ellison that are exercisable as of the date of such termination, including any stock options that accelerate in connection with such termination, will remain exercisable until the expiration date of the stock options.

In connection with the Ellison Agreement, Dr. Ellison also entered into the Company’s form of Employee Confidentiality, Assignment of Inventions, Non-Interference and Non-Competition Agreement.

Russell Skibsted

Under the Skibsted Agreement, upon a termination of Mr. Skibsted’s employment due to death or Disability (as defined therein), any equity awards held by Mr. Skibsted subject to time-based vesting conditions will accelerate and become fully vested and the Skibsted Initial Performance-Based Options, to the extent outstanding as of the date of such termination, will accelerate and become exercisable, if at all, in accordance with the terms of the award agreement evidencing the Skibsted Initial Performance-Based Options. All stock options held by Mr. Skibsted that are exercisable as of the date of such termination, including any stock options that accelerate in connection with such termination, will remain exercisable until the earlier of one year following such termination and the expiration date of the stock options. Under the Skibsted Agreement, upon a termination of Mr. Skibsted’s employment by the Company without Cause or by Mr. Skibsted for Good Reason (each as defined therein),

Mr. Skibsted will be entitled to receive, subject to his execution and non-revocation of a separation agreement and release of claims in favor of the Company and compliance with certain restrictive covenants, (i) an amount equal to the sum of his base salary then in effect plus 100% of his annual target bonus, payable in equal installments for a one-year period, (ii) reimbursement of COBRA coverage for up to one year, and (iii) the Skibsted Initial Time-Based Options will continue to vest for a period of one year and the Skibsted Initial Performance-Based Options, to the extent outstanding and unvested as of the date of such termination, will immediately terminate. All vested stock options held by Mr. Skibsted that are exercisable as of the date of such termination, including any stock options that accelerate in connection with such termination, and all stock options that become exercisable over the one-year period following such termination, will remain exercisable until the earlier of one year following such termination and the expiration date of the stock options. Also under the Skibsted Agreement, in the event of a Change of Control (as defined therein), upon a termination of Mr. Skibsted’s employment by the Company without Cause or by Executive for Good Reason during on or during the 18 month period following such Change of Control, subject to his compliance with certain restrictive covenants, Mr. Skibsted will be entitled to receive: (i) a pro-rated target bonus based on the number of days employed during the year of termination, (ii) an amount equal to 1.5 times the sum of his base salary then in effect plus 100% of his annual target bonus, (iii) reimbursement of COBRA coverage for up to one year and (iv) any equity awards held by Mr. Skibsted subject to time-based vesting conditions will accelerate and become fully vested and the Skibsted Initial Performance-Based Options, to the extent outstanding as of the date of such termination, will immediately terminate. All stock options held by Mr. Skibsted that are exercisable as of the date of such termination, including any stock options that accelerate in connection with such termination, will remain exercisable until the expiration date of the stock options.

In connection with the Skibsted Agreement, Mr. Skibsted also entered into the Company’s form of Employee Confidentiality, Assignment of Inventions, Non-Interference and Non-Competition Agreement.

Raymond Pratt.

Except as described below, Dr. Pratt is not entitled to any severance payments or other benefits upon his termination of employment or a change in control.

Long Term Incentive Plans

In addition to the severance benefits discussed above, the NEOs would receive certain benefits upon termination of employment that are provided to all salaried employees on a nondiscriminatory basis-accrued salary, unused paid-time off as permitted by the Company’s policy and 401(k) plan distributions-and accelerated vesting of options granted pursuant to our 2007 Long Term Incentive Plan (the “2007 Plan”) if the NEO’s termination is due to death or permanent disability.

In the event of a change in control, all unvested options granted pursuant to the 2007 Plan become fully exercisable and all restricted stock awards will be deemed fully vested. In the event of a change of control, all unvested awards under the 2018 Plan do not accelerate automatically. However, if a participant’s employment terminates under certain qualifying circumstances (as described above for each NEO) after a change in control or if the surviving corporation does not assume our unvested awards, then the vesting of unvested awards will accelerate and be considered fully vested, provided that performance awards will only vest either to the extent the performance is met or assuming target performance, but pro-rated to reflect only the portion of the performance period that has lapsed, whichever is greater.

Stuart Paul

In connection with Mr. Paul’s termination of employment, as provided under the Paul Agreement, subject to Mr. Paul’s execution of a separation agreement and compliance with the Paul Agreement, Mr. Paul received (i) his base salary then in effect plus 100% of his target bonus opportunity payable over a one year period, (ii) COBRA coverage for one year and (iii) the continued vesting for one year of that portion of the inducement awards granted to him in 2018 in connection with his commencement of employment that were subject to time-based vesting conditions (but not those awards with performance-based vesting conditions). Additionally, all vested stock options continued to be exercisable for one year following the date of termination. For the one year period following his termination, Mr. Paul was subject to certain non-competition and non-solicitation provisions as set forth in the Paul Agreement. In connection with his entry into the Paul Agreement, Mr. Paul also entered into the Company’s form of Employee Confidentiality, Assignment of Inventions, Non-Interference and Non-Competition Agreement.

DIRECTOR COMPENSATION
2020 Director Compensation

For 2020, the Compensation Committee engaged Cannae HR Solutions to review the Company’s director compensation program for directors. Based upon the recommendation of Cannae HR Solutions, which was based in part on their review of grant practices for peer group companies, the Compensation Committee recommended, and the Board approved, the following compensation program: (i) An annual retainer equal to $175,000 per year, consisting of $60,000 payable in cash and $115,000 payable 50% in stock options and 50% in restricted stock units; (ii) an additional annual retainer of $50,000 payable in restricted stock units for the Chairman of the Board; (iii) an additional annual retainer of $20,000, $15,000 and $10,000 payable in restricted stock units for directors serving as Chairpersons of the Audit Committee, Compensation Committee and Governance and Nominating Committee, respectively; and (iv) an additional annual retainer of $12,000, $7,500 and $5,000 payable in restricted stock units for directors (who are not the chair) serving on the Audit Committee, Compensation Committee and Governance and Nominating Committee, respectively. All stock options and restricted stock units vest on the one year anniversary of the date of grant subject to continued service through such date. No fees are paid for attendance at any Board or committee meetings, but the independent directors are reimbursed for their expenses incurred in attending such meetings. Directors who are employed by the Company do not receive separate compensation for their service as a director.
The following table sets forth certain information relating to the compensation for our directors for the last year:
2020 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Unit Awards ($)(a)	Option Awards ($)(a)	Total ($)
Lisa N. Colleran(b)	147,800	—	—	147,800
John Cooper(b)	160,000	73,440	43,137	276,577
John McLaughlin	60,000	140,742	43,137	243,879
Allen Nissenson	33,333	48,587	43,857	125,777
Robert Radie	45,168	70,802	50,917	166,887
Mark H. Ravich	60,000	62,832	43,137	165,969
Andrea Heslin Smiley	25,000	20,833	18,387	64,220
Benjamin Wolin	15,000	—	—	15,000
_______________________________________________________________________________

(a)The amount in the table represents the grant-date fair value of such restricted stock units determined in accordance with FASB ASC Topic 718 and of such stock options, also determined in accordance with FASB ASC Topic 718, using, in the case of stock options, the Black Scholes option pricing model, excluding any forfeiture reserves. We assumed a dividend yield of 0.0%, risk free interest rate of 0.36%, volatility of 77.56% and expected lives of 5.5 years. The table below shows the number of unexercised options and stock appreciation rights and the number of shares of unvested restricted stock units and unvested restricted stock awards held by each of the non-employee directors at December 31, 2020.
(b)In 2019, Lisa N. Colleran and John Cooper were appointed to a special Advisory Committee of the Board, which committee was in effect until first quarter of 2020. The Advisory Committee was delegated to provide Board-level oversight of senior management and not have any management authority within the Company. Members of the advisory committee were compensated with a cash retainer, which was approved by the Board. The aggregate compensation paid to the members of the Advisory Committee for the year ended December 31, 2020 was $225,000.

Name	Options Held	Restricted Stock Units Held	Restricted Stock Awards Held	Stock Appreciation Rights Held
Lisa Colleran	58,742	—	—	—
John Cooper	96,323	36,000	—	23,000
John McLaughlin	62,396	51,800	—	—
Allen Nissenson	34,639	24,488	—	—
Robert Radie	40,172	34,689	—	—
Mark H. Ravich	94,909	30,800	—	—
Andrea Heslin Smiley	26,042	18,601	—	—
Benjamin Wolin	74,962	—	—	—
Director Stock Ownership Guidelines

We have stock ownership guidelines that apply to our directors. Under these stock ownership guidelines, non-employee directors must satisfy the applicable guidelines by the later of the fifth anniversary of when they joined the Board, or the fifth anniversary of when the guidelines were adopted. These stock ownership guidelines require each non-employee director to acquire and own shares of common stock valued at 1x times their annual director compensation. Shares are counted toward the guideline in the same manner as described under "Compensation of Executive Officers—Executive Stock Ownership Guidelines."
Anti-Hedging and Anti-Pledging Policy
We have an anti-hedging and anti-pledging policy that applies to our directors. See “Compensation of Executive Officers-Anti-Hedging and Anti-Pledging Policy” for more information.

PROPOSAL 2
ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with Section 14A of the Exchange Act and related rules of the SEC, we are providing stockholders with an opportunity to vote on an advisory or non-binding resolution to approve the 2020 compensation of our NEOs as described in this Proxy Statement (sometimes referred to as “say on pay”). Consistent with the advisory vote of the stockholders in 2017, the Board has determined that the opportunity for such a vote will occur at every annual meeting of stockholders.
The Compensation Committee, comprised solely of independent directors, is responsible for our compensation policies and practices and has established a process for the review and approval of compensation programs and amounts awarded to our executive officers without encouraging excessive risk-taking. One of the key principles underlying our Compensation Committee’s compensation philosophy is pay for performance. We will continue to emphasize compensation arrangements that align the financial interests of our executives with the interests of long-term stockholders. We urge you to read the section of this Proxy Statement entitled “Compensation of Executive Officers and Directors” for a detailed discussion of our executive compensation practices and philosophy.
The Compensation Committee believes that the policies and procedures described in that section are effective in implementing our compensation philosophy. Therefore, we ask that you indicate your support for our executive compensation policies and practices as described in the tables and related narrative contained in this Proxy Statement by voting FOR the following resolution:
RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the Company’s NEOs as disclosed in “Compensation of Executive Officers,” including the compensation tables, and the related narrative disclosure in this Proxy Statement.
Vote Required
Approval of the compensation of our named executive officers in an advisory vote requires the affirmative vote of a majority of the votes cast by the holders of common stock entitled to vote on the matter. Your vote is advisory and so will not be binding on the Board. However, the Board and the Compensation Committee value the opinion of stockholders and expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of a negative vote.
Broker non-votes and abstentions will not be counted as votes cast on the matter and will have no effect on the outcome of this proposal.
THE BOARD RECOMMENDS A VOTE “FOR”
THE APPROVAL, ON AN ADVISORY BASIS, THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.
PROPOSAL 3
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021
Proposal to Ratify Selection of Auditors for 2021
The Audit Committee of our Board has engaged Marcum LLP as our independent registered public accounting firm for the year ending December 31, 2021 and is seeking ratification of such selection by our stockholders at the Annual Meeting. Marcum LLP has served as the Company's independent public accounting firm since July 26, 2018, following the earlier resignation of our prior firm. Representatives of Marcum LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Independent Accountants
The following table presents aggregate fees billed for each of the years ended December 31, 2019 and 2020 for professional services rendered by Marcum LLP in the categories listed below.

	2019	2020
Audit Fees(a)	$914,235	$849,650
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

_______________________________________________________________________________

(a)Consists of fees for the audit of our annual financial statements and internal control over financial reporting, review of our Form 10-K, review of our quarterly financial statements included in our Forms 10-Q, services provided in connection with our proxy statement and services in connection with other SEC filings.
The Audit Committee of the Board does not consider the provision of the services described above by Marcum LLP to be incompatible with the maintenance of Marcum LLP's independence.
Before Marcum LLP is engaged by us to render audit or non-audit services, the engagement is approved by our Audit Committee. All of the services performed by Marcum LLP for the Company during 2020 were pre-approved by the Audit Committee.
Vote Required
Approval of the proposal to ratify the selection of Marcum LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast by the holders of common stock entitled to vote on the matter. We are not required to have stockholders ratify the selection of our independent registered public accounting firm. However, the Audit Committee is submitting its selection of Marcum LLP to our stockholders for ratification as a matter of good corporate practice and to help ensure that we will have the necessary quorum at our Annual Meeting. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Marcum LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.
Abstentions will not be counted as votes cast on the matter and will have no effect on the outcome of this proposal.

THE BOARD RECOMMENDS A VOTE "FOR"
THE RATIFICATION OF MARCUM LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities (collectively, the “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC. Based solely on our review of the copies of the Forms 3, 4 and 5 and any amendments thereto filed electronically with the SEC by the Reporting Persons with respect to the fiscal year ended December 31, 2020, we believe that the Reporting Persons have timely complied with all filing requirements under Section 16(a) of the Exchange Act, with the exception of: Richmond Brothers, Inc., an owner of more than ten percent of a registered class of our equity securities, filed one late Form 4 disclosing one late transaction.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the ownership of shares of common stock as of April 21, 2021 (unless otherwise indicated) with respect to:
•each director and each of the Company’s NEOs;
•all current directors and executive officers as a group; and
•each person known to us to be the beneficial owner of more than 5% of the shares of common stock outstanding on April 21, 2021.
The number of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire on the April 21, 2021 or within sixty days thereafter through the exercise of any stock option or other right. The persons named in the table have sole voting power and sole dispositive power with respect to the shares of common stock beneficially owned, except as otherwise noted below.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(a)	Percent of Class
Directors and Named Executive Officers(b),
John G. Cooper	152,202	*
Russell H. Ellison, M.D.	228,945	*
John P. McLaughlin	149,370	*
Allen Nissenson, M.D.	57,639	*
Robert S. Radie	74,879	*
Mark H. Ravich(c)	543,410	*
Andrea Heslin Smiley	—	*
Russell Skibsted	—	*
Raymond Pratt	1,106,302	1.2%
Stuart Paul	550,334	*
All directors and current executive officers as a group (11 persons)	2,395,080	2.5%
Greater than 5% Beneficial Holders
Entities affiliated with Richmond Brothers, Inc.(d)	15,249,829	15.8%
BlackRock Inc.(e)	4,790,950	5.1%
_______________________________________________________________________________
*    Less than 1%.
(a)Includes shares that may be acquired upon exercise of restricted stock units and stock options within 60 days from April 21, 2021, as set forth in the table below.

Name	Restricted Shares	Option Shares
John G. Cooper	36,000	96,323
Russell H. Ellison, M.D.	10,050	216,895
John P. McLaughlin	86,974	62,396
Allen Nissenson, M.D.	23,000	34,639
Robert S. Radie	34,689	40,172
Mark H. Ravich(c)	30,800	94,901
Andrea Heslin Smiley	—	—
Russell Skibsted	—	—
Raymond Pratt	81,833	761,666
Stuart Paul	—	—
All directors and current executive officers as a group (11 persons)	303,346	1,306,992

(b)The address of all current directors and officers is c/o Rockwell Medical, Inc., 30142 Wixom Road, Wixom, Michigan 48393.

(c)Consists of (i) 172,804 shares of common stock owned by Mr. Ravich and (ii) 244,905 shares of common stock beneficially owned by Mr. Ravich as the trustee of trusts.

(d)Based on the Schedule 13D/A filed with the SEC on September 29, 2020 reflecting ownership as of September 25, 2020. Consists of (i) 12,570,185 shares of common stock and (ii) 2,770,781 shares of common stock issuable upon the exercise of warrants that are subject to a 19.9% blocking provision. By virtue of their Joint Filing Agreement, dated October 17, 2018, as amended, the persons and entities affirm their membership in a group under SEC Rule 13d-5(b) and the group is deemed to beneficially own all of the shares beneficially owned by the group members. The address for Richmond Brothers, Inc., RBI Private Investment I, LLC, RBI Private Investment II, LLC, RBI PI Manager, LLC, The RBI Opportunities Fund, LLC, The RBI Opportunities Fund II, LLC, Richmond Brothers 401(k) Profit Sharing Plan, David S. Richmond and Matthew J. Curfman is 3568 Wildwood Avenue, Jackson, Michigan 49202.

(e)Based on the Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 2, 2021 and reporting ownership as of December 31, 2020. BlackRock, Inc. has sole dispositive power over the reported shares of common stock and sole voting power over 4,754,967 shares of common stock. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Related Party Transactions
We have described below each transaction or series of similar transactions since January 1, 2019, or any currently proposed transaction, to which we were or are a party in which:
•the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two years; and
•any of our directors or executive officers, any beneficial owner of more than 5% of any class of our voting securities or any member of their immediate family had or will have a direct or indirect material interest.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to such securities.
Triferic® License Agreements
We are party to a license agreement, dated January 7, 2002, with Charak LLC (“Charak”) and its owner, Dr. Ajay Gupta, for our Triferic® product that covers issued patents in the United States, the European Union and Japan, as well as patent and pending patent applications in other foreign jurisdictions. Dr. Gupta was our Chief Scientific Officer from 2009 to January 2021. The license agreement, which was negotiated on an arm’s length basis before Dr. Gupta had any employment relationship with us, continues for the duration of the underlying patents in each country. We are obligated under the license agreement to make certain milestone payments and to pay ongoing royalties upon successful introduction of the product. No royalties were accrued and payable pursuant to the license agreements for 2018.
In October 2018, we entered into a Master Services and IP Agreement (the “MSA”) with Charak and Dr. Gupta. Pursuant to the MSA, we entered into three additional agreements related to the license of certain soluble ferric pyrophosphate intellectual property owned by Charak. The MSA provides for a payment of $1,000,000 to Dr. Gupta, of which $250,000 was paid in 2018 and the remainder was paid in installments over 2019, as well as the reimbursement for certain legal fees incurred in connection with the MSA. Pursuant to the MSA, we entered into an amendment to the 2002 license agreement and entered into new license agreements providing for additional rights relating to Triferic. We paid $28,306 and $158,028 in royalties pursuant to these agreements in 2019 and 2020, respectively.
Related Party Transactions Policies
Pursuant to its charter, our Audit Committee is charged with monitoring and reviewing transactions and relationships involving independence and potential conflicts of interest with respect to our directors and executive officers. To the extent any such transactions are proposed, they would be subject to approval by our Audit Committee in accordance with applicable law and the Nasdaq Stock Market rules, which require that any such transactions required to be disclosed in our proxy statement be approved by a committee of independent directors of our Board. In addition, our Code of Business Conduct and Ethics generally requires directors and employees to avoid conflicts of interest.
OTHER MATTERS
Annual Report
A copy of our Annual Report to Stockholders for the year ended December 31, 2020, which includes our Annual Report Form 10-K, accompanies this Proxy Statement. We have filed an Annual Report on Form 10-K with the SEC. We will provide, without charge, to each person being solicited by this Proxy Statement, upon the written request of any such person, a copy of our Annual Report on Form 10-K for the year ended December 31, 2020. All such requests should be directed to Investor Relations, Rockwell Medical, Inc., 30142 Wixom Road, Wixom, MI 48393.
Expenses
The cost of soliciting proxies will be borne by the Company. In addition to soliciting proxies by mail, proxies may be solicited personally and by telephone by certain officers and regular associates of the Company. Such individuals will not be paid any additional compensation for such solicitation. The Company will reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold shares of the Company.
Stockholder Proposals
Any proposal by a stockholder of the Company to be considered for inclusion in the proxy statement for the 2022 annual meeting of stockholders must be received by David J. Kull, our Secretary, by the close of business on December 31, 2021. Such proposals should be addressed to him at our principal executive offices and should satisfy the informational requirements applicable to stockholder proposals contained in the relevant SEC rules. If the date for the 2022 annual meeting of stockholders is significantly different than the first anniversary of the Annual Meeting, Rule 14a-8 of the SEC provides for an adjustment to the notice period described above.
For stockholder proposals not sought to be included in our proxy statement, our bylaws provide that, in order to be properly brought before the 2022 annual meeting of stockholders, written notice of such proposal, along with the information required by our bylaws, must be received by our Secretary at our principal executive offices no earlier than the close of business on February 17, 2022 and no later than March 19, 2022. If the 2022 annual meeting of stockholders date has been significantly advanced or delayed from the first anniversary of the date of the Annual Meeting, then notice of such proposal must be given not later than the 90th day before the meeting or, if later, the 10th day after the first public disclosure of the date of the Annual Meeting. A proponent must also update the information provided in or with the notice at the times specified in our bylaws.
Only persons who are stockholders both as of the giving of notice and the date of the stockholders meeting and who are eligible to vote at the stockholders meeting are eligible to propose business to be brought before a stockholders meeting. The proposing stockholder (or the stockholder’s qualified representative) must attend the stockholders meeting in person and present the proposed business in order for the proposed business to be considered.
Householding
We have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of our notice of annual meeting of stockholders, proxy statement, and accompanying documents, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure is intended to reduce our printing costs and postage fees.
Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect other mailings.
If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the notice of annual meeting of stockholders, proxy statement and accompanying documents, or if you hold shares of common stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact the Company’s Secretary at 30142 Wixom Road, Wixom, MI 48393, or by telephone at (248) 960-9009.
If you participate in householding and wish to receive a separate copy of the notice of annual meeting of stockholders, proxy statement and the accompanying documents, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact the Company’s Secretary as indicated above.
Beneficial owners can request information about householding from their banks, brokers or other holders of record.
Other Business
Neither we nor the members of our Board intend to bring before the Annual Meeting any matters other than those set forth in the notice of Annual Meeting, and we and they have no present knowledge that any other matters will be presented for action at the Annual Meeting by others. If any other matters properly come before such Annual Meeting in accordance with our Bylaws, however, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment.

By Order of the Board of Directors,

David J. Kull Secretary
Wixom, Michigan
April 30, 2021

ROCKWELL MEDICAL, INC.
ATTN: DAVID KULL
30142 WIXOM ROAD
WIXOM, MI 48393

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on June 16, 2021. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/RMTI2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on June 16, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D52788-P56462

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

ROCKWELL MEDICAL, INC.

The Board of Directors recommends you vote FOR the following:

1. Elections of Director

Nominees:	**For**	**Against**	**Abstain**
1a. Russell H. Ellison, M.D.	☐	☐	☐
1b. Robert Radie	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. Approve, on an advisory basis, the compensation of the named executive officers.	☐	☐	☐
3. Approve a proposal to ratify the selection of Marcum LLP as our independent registered public accounting firm for 2021.	☐	☐	☐

NOTE: In their discretion with respect to any other matters that may properly come before the meeting.

This proxy will be voted, when properly executed, in accordance with the specification made herein. If no instructions are indicated, the shares represented by this Proxy will be voted FOR the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 2020 Annual Report are available at www.proxyvote.com.

D52789-P56462

This proxy is solicited by the Board of Directors of Rockwell Medical, Inc.

The undersigned, as a stockholder of record on April 21, 2021, hereby appoints Russell Skibsted, attorney and proxy with full power of substitution, in the name, place and stead of the undersigned and hereby authorizes him to vote as proxy all of the shares of common stock, par value $0.0001 per share, of Rockwell Medical, Inc. (the "Company") which the undersigned would be entitled to vote if then personally present at the 2021 Annual Meeting of Stockholders of the Company to be held on June 17, 2021 at 10:00 a.m. Eastern Time, and at any and all adjournments or postponements thereof, upon those matters set forth in the Notice of Annual Meeting and Proxy Statement dated April 30, 2021 (receipt of which is hereby acknowledged) as designated on the reverse side. In his discretion, to the extent permitted by law, the proxy is also authorized to vote upon all such other matters as may properly come before the meeting, including the election of any person to the Board of Directors where a nominee named in the Proxy Statement dated April 30, 2021, is unable to serve or, for good cause, will not serve. The undersigned ratifies all that the proxy or his substitute may lawfully do or cause to be done by virtue hereof and revokes all former proxies.

Continued and to be signed on reverse side